(d)(2)(C)(i)

January 1, 2020

CBRE Clarion Securities LLC

201 King of Prussia Road

Suite 600

Radnor, PA 19087

Attention: William Zitelli, General Counsel

Dear Mr. Zitelli:

Pursuant to the Sub-Advisory Agreement, effective as of May 1, 2017 (the “Agreement”), between Voya Investments, LLC and CBRE Clarion Securities LLC, we hereby notify you of our intention to modify the annual sub-adviser fee rate for VY® Clarion Global Real Estate Portfolio and VY® Clarion Real Estate Portfolio (each a “Portfolio” and together, the “Portfolios”), effective on January 1, 2020, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual sub-adviser fee rate for each Portfolio, is attached hereto.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please signify your acceptance to the modified sub-adviser fee rate for the Portfolios by signing below where indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
CBRE Clarion Securities LLC

By:	/s/ Jonathan A. Blome
Name:	Jonathan A. Blome
Title:	CFO

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

CBRE CLARION SECURITIES LLC

Series	Annual Sub-Adviser Fees(1) (as a percentage of average daily net assets)
VY® Clarion Global Real Estate Portfolio	0.350% on the first $250 million of assets; 0.300% on the next $750 million of assets; and 0.250% thereafter
VY® Clarion Real Estate Portfolio	0.350% on the first $250 million of assets; 0.300% on the next $750 million of assets; and 0.250% thereafter

Effective date:  January 1, 2020, to reflect modifications to the sub-adviser fee rates for VY® Clarion Global Real Estate Portfolio and VY® Clarion Real Estate Portfolio.

(1)         For purposes of calculating fees under this Agreement, the assets of each Series shall be aggregated, and the aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and the Manager based on relative net assets.